Exhibit 99.1

Boulevard Acquisition Corp. II and Estre Ambiental S.A. Name Three Independent Directors for Board
of Combined Company

Majority Independent Board Will Possess Strong Waste Management Experience

and Compliance Expertise

New York and São Paulo, September 20, 2017 — In connection with their previously announced business combination, Boulevard Acquisition Corp. II (NASDAQ: BLVD) (“Boulevard”) and Estre Ambiental S.A. (“Estre”), today named three independent members of the future board of the publicly traded combined company that will result from the transaction (“Newco”):

•                  Richard Burke, chief executive officer of Advanced Disposal (NYSE: ADSW), the fourth largest non-hazardous solid waste company in the U.S.;

•                  Klaus Pohle, former president of the Accounting Standards Committee of Germany, which advises the German government and the European commission on the process of approving new international accounting and financial reporting standards; and,

•                  Robert C. “Bob” Boucher Jr., chief executive officer and president of Wheelabrator Technologies, the second largest energy-from-waste business in the U.S.

Messrs. Boucher and Burke will bring to the board of Newco a combined 56 years of waste management industry expertise, and Dr. Pohle possesses more than three decades of experience in finance, audit and compliance across a range of industries.

“I am pleased that Richard Burke, Klaus Pohle and Bob Boucher will be joining Newco as independent members of the board of directors,” said Estre chief executive officer Sérgio Pedreiro. “These respected executives possess deep waste management industry and compliance insight and expertise and will provide strong governance oversight to Newco as it continues to serve as the leading waste management company in Brazil, pursuing international best practices in responsible waste disposal and sustained value creation for shareholders.”

In the coming months, Boulevard and Estre expect to name additional members of the Newco Board, which may include other industry leaders.

As announced on August 16, 2017, Boulevard and Estre have entered into a definitive agreement under which the two companies will combine under a new holding company, which will be publicly listed with an anticipated initial enterprise value of approximately US$1.1 billion.

Estre provides a full range of waste-related and environmental services to a public of more than 31 million people daily in seven Brazilian states where approximately 50% of Brazil’s population is concentrated. The Company focuses on collection, treatment and disposal of non-hazardous and hazardous waste to municipal, industrial and commercial customers. Showing consistently high-single-digit revenue growth (excluding divested operations) in an expanding market, Estre is favorably positioned to lead in a fragmented industry with increasing regulatory requirements for environmentally-sound waste disposal.

Additional Background on the Three New Directors

Richard Burke brings to the Newco Board over 28 years of leadership in the waste management industry. Since 2014, he has served as CEO and a board member of Advanced Disposal, the fourth largest solid waste company in the U.S., as measured by revenue. Prior to serving as CEO, Mr. Burke served as president of the company with responsibility for mergers and acquisitions, purchasing, risk management, human resources and strategic planning. Previously, he served as president and CEO of Veolia Environmental Services North America, leading the company’s water, waste and energy management solutions business in the U.S. and Canada. Prior to joining Veolia, Mr. Burke spent 12 years with Waste Management in a variety of leadership positions.  He is past chairman of the board for the Environmental Research and Education Foundation and continues to support the foundation as a Board Director. Mr. Burke holds a bachelor’s degree from Randolph Macon College.

Klaus Pohle possesses more than 30 years of experience in finance, audit and compliance practice. He was from 2004 to 2016 a member of the board of Sanofi SA, a global pharmaceutical company, serving for eleven years as chairman of the board’s Audit Committee. Prior to Sanofi, Dr. Pohle was the deputy CEO and CFO of global pharmaceutical company Schering AG for over 23 years.  Before Schering, he spent 14 years in senior executive roles at global chemical company BASF AG, including in Brazil.  From 2003 to 2006, Dr. Pohle served as chairman of the Accounting Standards Board of Germany.  He is a Professor of Accounting and Auditing in the faculty of business administration of the Technische Universität Berlin.  He holds a doctorate in economics from the Technische Universität Berlin, a doctorate in law from Johann Wolfgang Goethe Universität Frankfurt, and a master of laws (LL.M) from Harvard Law School.

Bob Boucher has more than 28 years of waste management, environmental services and energy industry expertise, with successful leadership experience across a range of large public corporations and private firms. Since 2015, he has served as CEO and president of Wheelabrator Technologies, the second largest waste-to-energy business in the U.S., with operations in the U.K. and the U.S.  Prior to Wheelabrator, Mr. Boucher was the CEO of Cleanaway (formerly Transpacific Industries), Australia and New Zealand’s largest public waste company focused on solid and liquid waste services; and EVP of Operations for Republic Services, holding responsibility for the company’s operations throughout the U.S. Previously, Mr. Boucher served as the CEO and president of Synagro Technologies, America’s largest recycler of organic residuals for water/wastewater management, and held leadership roles at Allied Waste Industries, Waste Management of Greater Boston, and American Waste Systems. Mr. Boucher holds a post-graduate degree from Maine’s Bridgeton Academy.

About Estre Ambiental S.A.

Estre is the largest waste management company in Brazil and Latin America, as measured by disposal capacity, collection volume and market share. The company provides collection, transfer, recycling and disposal services to more than 31 million people in seven Brazilian states where approximately 50% of Brazil’s population is concentrated. Estre’s landfill operations, which are currently focused around 13 strategically located landfills, dispose of approximately 6.0 million tons of waste annually. The company also expects to add five additional landfills to its operations over the next several years. Estre’s waste management infrastructure also includes two landfill gas-to-energy facilities with an installed capacity of approximately 14 MW, as well as three hazardous and medical waste facilities. Additional information on Estre is available at http://www.estre.com.br/en/.

About Boulevard Acquisition Corp. II

Boulevard is a public investment vehicle formed by Avenue Capital Group for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Boulevard completed its initial public offering in September 2015, raising US$370 million in cash proceeds.

Boulevard’s officers and certain of its directors are affiliated with Avenue Capital Group. Avenue is an established global alternative investment firm founded in 1995. Avenue’s primary focus is investing in credit and other special situation investments in the United States, Europe and Asia. Avenue has approximately US$10 billion in assets under management as of July 31, 2017. Additional information about Boulevard is available at www.boulevardacq.com.

Participants in the Solicitation

Boulevard, Estre and Newco and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of Boulevard is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 21, 2017.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed business combination will be set forth in the definitive proxy statement/prospectus when it is filed with the SEC on Form F-4. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Boulevard, Newco or Estre, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding adjusted EBITDA projections and forecasts of other financial and performance metrics, projections of market opportunity, macroeconomic outlook and the expected benefits of the proposed transaction. These statements are based on various assumptions and on the current expectations of Boulevard and Estre management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions in Brazil; potential government interventions resulting in changes to the Brazilian economy, applicable taxes and tariffs, inflation, exchange rates, interest rates and the regulatory environment; changes in the financial condition of Estre’s clients affecting their ability to pay for its services; the results of competitive bidding processes, which could lead to the loss of material contracts or curtail Estre’s expansion efforts; Estre’s history of losses; the outcome of judicial and administrative proceedings to which Estre is or may become a party or governmental investigations to which Estre may become subject that could interrupt or limit Estre’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in Estre’s clients’ preferences, prospects and the competitive conditions prevailing in the Brazilian waste management; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Newco or the expected benefits of the proposed business combination or that the approval of the stockholders of Boulevard and/or the shareholders of Estre for the transaction is not obtained; failure to realize the anticipated benefits of the proposed business combination, including as a result of a delay in consummating the proposed business combination or a delay or difficulty in integrating the businesses of Boulevard and Estre; the amount of redemption requests made by Boulevard’s stockholders; the ability of Boulevard or Newco to issue equity or equity-linked securities in connection with the proposed business combination or in the future, including, without limitation, pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, which could dilute the interests of Boulevard’s stockholders; those factors discussed in Boulevard’s Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors,” and other documents of Boulevard filed, or to be filed, with the SEC.  These statements speak only as of the date they are made and neither Boulevard nor Estre undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release.

Contacts

For Boulevard:

Todd Fogarty / Aduke Thelwell

Kekst

todd.fogarty@kekst.com or aduke.thelwell@kekst.com

+ 1 (212) 521-4800

For Estre:

Juliana Gilio

Giusti Comunication

Juliana.gilio@giusticom.com.br

+55 11 5502-5460

Citigroup Global Markets Inc.:

Neil Shah
neil.shah@citi.com

+1 (212) 723-3264